Exhibit 99.1

The Middleby Corporation Reports First Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--May 11, 2011--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported net sales and earnings for the first quarter ended April 2, 2011. Net earnings for the first quarter were $17,825,000 or $0.97 per share on net sales of $182,572,000 as compared to the prior year first quarter net earnings of $13,762,000 or $0.74 per share on net sales of $160,683,000.

2011 First Quarter Financial Highlights

  Net sales increased 13.6 % in the first quarter. Sales from acquisitions amounted to $10.2 million or 6.3% during the quarter, and largely related to the Cozzini acquisition which occurred late in the third quarter of 2010. Excluding the impact of acquisitions, net sales increased 7.3% during the first quarter, including an increase of 8.8% in sales from the Commercial Foodservice Group offset by a decrease of 2.9% in sales from the Food Processing Group. Sales growth of the Commercial Foodservice Group continues to grow reflecting growth in the international markets and increasing business with major restaurant chain customers. The Food Processing Group, which grew 56.6% in the first quarter of last year, declined slightly, reflecting the quarterly volatility associated with this business due to the timing of large orders.
  Gross profit increased to $71.8 million from $63.5 million. The gross margin rate of 39.3% compared to 39.5% in the prior year quarter. The gross margin rate reflects the impact of increasing material costs and lower margins at newly acquired companies offset in part by the benefit of increased sales volumes and operational improvements.
  Operating income increased to $31.4 million from $26.4 million.
  Non-cash expenses recorded during the first quarter included $3.9 million of depreciation and amortization in the current quarter as compared to $3.7 million in the prior year first quarter. Non-cash share based compensation expenses decreased to $2.0 million in the 2011 first quarter as compared to $3.2 million in the 2010 first quarter.
  Net interest expense and deferred financing costs amounted to $2.1 million in the first quarter as compared to $2.5 million in the prior year first quarter. Reduced interest expense reflects the benefit of lower interest rates and lower debt levels.
  Provisions for income taxes increased to $11.6 million at a 40% effective rate in comparison to $9.9 million at a 42% effective rate in the prior year quarter.
  Total debt at the end of the 2011 first quarter amounted to $239.6 million as compared to $271.0 million at the end of the first quarter 2010. The company’s debt is financed under a $497.8 million senior revolving credit facility that matures in December 2012.
  Net earnings per share in the 2011 first quarter increased 31% to $0.97 per share as compared to $0.74 per share in the 2010 first quarter.

Mr. Bassoul commented, “In the first quarter, at our Commercial Foodservice Group, industry conditions remained positive and we realized revenue gains resulting from growth in international business and with our chain customers. We plan to continue investing in our selling organization to support sales of our expanded line of new and acquired products globally. This includes the recent establishment of our sales and service office in Brazil to support the anticipated growth in this market over the next several years.”

Mr. Bassoul continued, “Sales and orders at our Food Processing Group slowed in the first quarter as growth rates have moderated from a stronger 2010 which included a rebound of capital spending as a number of projects had been deferred in 2008 and 2009. While orders have slowed in the first half, customer inquiries and quoting activity remains strong and we see increasing demand for new equipment in emerging markets. We also continue to remain excited about sales opportunities for the new products developed and introduced over the past eighteen months.”

Mr. Bassoul concluded, “We continue to execute on our acquisition strategy of acquiring leading brands and technologies. We were pleased to recently announce acquisitions of the Lincat Group PLC and Beech Ovens. Lincat Group PLC is a leading manufacturer in the UK of ranges, ovens and counterline cooking equipment under the Lincat brand name and kitchen processing equipment under the IMC brand name. This acquisition is anticipated to be completed later in the second quarter. Beech, which was acquired in April, is a leading manufacturer of hearth stone ovens with a strong presence in the emerging markets. With these acquisitions, Middleby adds three very strong leading brands to its portfolio of brands and further extends Middleby’s global presence.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on Thursday, May 12 and can be accessed by dialing (866) 551-3680 and providing conference code 9229689# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (866) 551-4520 and providing code 272695#.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffmann®, CookTek®, CTX®, Doyon®, frifri®, Giga®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, Cozzini®, MP Equipment®, and RapidPak®. The Middleby Corporation has been recognized by Forbes Magazine as one of the Best Small Companies in 2008, 2009 and 2010.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended
	1st Qtr, 2011	1st Qtr, 2010
Net sales	$182,572	$160,683
Cost of sales	110,742	97,210

Gross profit	71,830	63,473

Selling & distribution expenses	20,568	17,625
General & administrative expenses	19,898	19,413

Income from operations	31,364	26,435

Interest expense and deferred
financing amortization, net	2,060	2,475
Other income (expense), net	(162)	344

Earnings before income taxes	29,466	23,616

Provision for income taxes	11,641	9,854

Net earnings	$17,825	$13,762

Net earnings per share:

Basic	$1.00	$0.78

Diluted	$0.97	$0.74
Weighted average number shares:

Basic	17,901	17,754

Diluted	18,445	18,716

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Apr 2, 2011	Jan 1, 2011
ASSETS

Cash and cash equivalents	$ 9,258	$7,656
Accounts receivable, net	111,774	112,049
Inventories, net	116,225	106,463
Prepaid expenses and other	10,308	11,971
Current deferred tax assets	25,667	25,520
Total current assets	273,232	263,659

Property, plant and equipment, net	44,268	43,656

Goodwill	370,752	369,989
Other intangibles	187,085	189,254
Other assets	6,427	6,614

Total assets	$ 881,764	$873,172

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$ 6,141	$5,097
Accounts payable	46,780	52,945
Accrued expenses	102,517	125,810
Total current liabilities	155,438	183,852

Long-term debt	233,455	208,920
Long-term deferred tax liability	12,672	11,858
Other non-current liabilities	44,245	43,629

Stockholders’ equity	435,954	424,913

Total liabilities and stockholders’ equity	$ 881,764	$873,172

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
Tim FitzGerald, Chief Financial Officer, (847) 429-7744